Exhibit 10.2

Management Services Agreement with ASL Energy, LLC

1.
Texhoma Energy, Inc., a Nevada corporation (“Texhoma” or the “Company”) and ASL Energy, LLC, formerly ASL Services, LLC, a Texas limited liability company (“ASL”) desire to enter into this Management Services Agreement on the terms and conditions set forth herein, dated as of September 9, 2008. Both parties are desirous to enter into this Management Services Agreement (this “Agreement”) to document their mutual agreement, understanding of the tasks to be accomplished, and the compensation to be received by ASL.

Services:

2.
The Agreement shall be effective on September 9, 2008 and shall continue until February 28, 2009 (the “Initial Term”), and shall continue thereafter on a month-to-month basis unless either party provides the non-terminating party at least thirty (30) days written notice of their intent to terminate this Agreement after the Initial Term (collectively the “Term”), and ASL shall be paid the following compensation from the Company in consideration for agreeing to perform the Services described below, which services shall begin on October 1, 2008: in consideration for providing Daniel Vesco, the President and Manager of ASL, to serve as a Director, Chief Executive Officer and Chief Financial Officer of the Company, in consideration for agreeing to enter into a JV(as defined below), and for agreeing to use its best efforts to identify assets to be contributed to the Company and/or identifying a merger candidate for the Company (the “Services”):

a)
The controlling shareholder of ASL, and the Chief Executive Officer of the Company, Daniel Vesco (“Vesco”), shall be issued 150,000,000 restricted shares of the Company’s common stock, which shall be earned immediately upon the parties’ entry into this Agreement.  The common stock shall be issued to Vesco at such time as Texhoma chooses and not later than when it is able to obtain shareholder approval and affect an increase in its total number of authorized but unissued shares of common stock;

b)
A consultant to ASL, Suzanne Chapman, shall be issued 20,000,000 restricted shares of the Company’s common stock, which shall be earned immediately upon the parties entry into this Agreement. The common stock shall be issued to Suzanne Chapman at such time as Texhoma chooses and not later than when it is able to obtain shareholder approval and affect an increase in its total number of authorized but unissued shares of common stock;

c)
ASL shall receive 1,000 shares of Texhoma’s Series A Preferred Stock (the “Preferred Stock”), which Preferred Stock has super majority voting rights, which Preferred Stock shall be issued to ASL within ten (10) days of the parties entry into this Agreement.  Texhoma also agrees to use its best efforts to obtain and cancel any and all shares of Preferred Stock of Texhoma currently outstanding, the result of which will be that once issued, the Preferred Stock issued to ASL will be the only shares of Preferred Stock then outstanding;

d)
ASL shall be paid a monthly fee of $20,000 per month beginning on October 1, 2008, and continuing for the Term of this Agreement, payable in advance, plus reasonable and actual costs paid and/or incurred by ASL in connection with such Services Agreement, which amount shall be accrued if adequate funds are not readily available to pay the monthly fee when due, and which amount, at ASL’s option, with sixty-one (61) days prior written notice, may be converted into shares of the Company’s common stock at the rate of $0.002   per share in lieu of payment in cash;

e)
ASL shall receive 40,000,000 options to purchase shares of Texhoma’s common stock at an exercise price of $0.005 per share, which options shall vest to ASL immediately upon the parties entry into this Agreement, shall expire if unexercised on September 8, 2011, and shall have cashless exercise rights; and

f)
The Company shall reimburse ASL (and/or pay on ASL’s or such designee’s behalf) as well as other designees which are brought on by ASL to provide services to Texhoma for any and all reasonable and actual expenses in connection with lodging expenses, car rental expenses and/or telephone expenses and related expenses paid or incurred by Mr. Vesco or other ASL designees in connection with their Services to the Company.

Indemnifications:

3.
Subject to the terms and conditions of this Agreement, the Company, agrees to indemnify, defend and hold harmless ASL, its respective affiliates, its respective present and former directors, officers, shareholders, employees and agents and its respective heirs, executors, administrators, successors and assigns (the “Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Indemnified Person, arising out of or resulting from, directly or indirectly to this Agreement or the transactions contemplated herein; provided, however, that the Company shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by ASL of its obligations under this Agreement or from an Indemnified Person’s gross negligence, fraud or willful misconduct.

4.	Entering into this Agreement will bind the Parties to strict confidentiality obligations in relation to the project and Company information.

Joint Venture:

5.
ASL and Texhoma hereby form a joint venture relationship on the terms and conditions set forth below (the “JV”), of which ASL will serve as the initial general partner or manager.  ASL may (i) cause funds to be invested, (ii) arrange financial and strategic partnerships and co-investment, and (iii) bring acquisition opportunities to the JV and assist in asset disposition. Texhoma will primarily source investment opportunities to the JV. In all cases, Texhoma shall have the right to veto any proposed deal that goes into the JV.

6.	Co-Investment Rights. ASL will have co-investment rights in deals booked through this JV.

7.	Affiliate Transactions. The JV will retain ASL to provide services to the JV, including, without limitation, management, technical, and related services.

8.	Partnership Distributions. ASL and Texhoma will share any distributions 80% to ASL and 20% to Texhoma.

9.
Put Option. Upon the formation of the JV and continuing until its winding up and termination or the prior written consent of both parties, ASL shall have the unrestricted right to require Texhoma to purchase its interest in the JV in exchange for shares in Texhoma at any time and from time to time. [The parties will negotiate the manner in which ASL’s interest will be valued for exchange purposes, along with any other procedural requirements to be met in connection with such an exchange, and will formalize their agreement on the matter in the JV operating agreement or a separate document ancillary thereto.] For purposes of this Agreement and in the absence of a superseding agreement, the exchange valuation shall be deemed to be 30% greater than the gross acquisition cost of any property acquired by the JV and the Put shall be exchangeable into common shares at market price.

10.	Texhoma will allow ASL to participate on the same economic terms, as if in the JV, on any business Texhoma conducts that ASL arranges funding and/or an acquisition, directly or indirectly.

Miscellaneous

11.
No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced.

12.
This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

13.
The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

14.
Should any clause, sentence, paragraph, subsection, or section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

15.
This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

Agreed and accepted this 9th day of September 2008:

TEXHOMA ENERGY, INC.	ASL Energy, LLC

/s/ Nafi Onat	/s/ Daniel Vesco
Nafi Onat	Daniel Vesco
Director and Vice President of Operations	President